September 29, 2010

The American Funds Tax-Exempt Series I 1101 Vermont Avenue, N.W. Washington, D.C. 20005

Re: Securities Act File No. 33-5270 Investment Company Act File No. 811-4653

Ladies and Gentlemen:

We have acted as counsel to The American Funds Tax-Exempt Series I (the “Trust”), a Delaware statutory trust, and its series, The Tax-Exempt Fund of Maryland and The Tax-Exempt Fund of Virginia, in connection with Post-Effective Amendment No. 35 to the Registration Statement of the Trust (the “Registration Statement”) under the Securities Act of 1933 (the “1933 Act”), and we have a general familiarity with the Trust’s business operations, practices and procedures.  You have asked for our opinion regarding the issuance of shares of beneficial interest by the Trust (the “Shares”).

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various organizational records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion.  We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the Shares registered pursuant to the Registration Statement will, when sold and delivered by the Trust against receipt of the net asset value of the Shares in accordance with the terms of the Registration Statement and the requirements of applicable law, have been duly and validly authorized, legally and validly issued, and fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP

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